Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Equity Compensation Plan of Senior Housing Properties Trust of our reports dated February 19, 2013, with respect to the consolidated financial statements and schedule of Senior Housing Properties Trust and the effectiveness of internal control over financial reporting of Senior Housing Properties Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

September 10, 2013